EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Jones Lang LaSalle Income Property Trust, Inc.:

We consent to the use of our report dated March 9, 2017, with respect to the consolidated balance sheets of Jones Lang LaSalle Income Property Trust, Inc. as of December 31, 2016 and 2015, the related consolidated statements of operations and comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the related 2016 financial statement schedule III, and to the use of report dated December 22, 2015 with respect to the historical summary of revenues and certain expenses of Maui Mall for the year end December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report related to the historical summary of revenues and expenses refers to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.

/s/ KPMG LLP

Chicago, Illinois

January 12, 2018